Exhibit 10.1
TRANSITION CONSULTING SERVICES AGREEMENT
This Transition Consulting Services Agreement (the “Agreement”) is entered into by Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”); and James C. Day (the “Consultant”) as of April 26, 2007. The Consultant and the Company are referred to as the “Parties”.
R E C I T A L S:
A.	The Consultant served as Chief Executive Officer of the Company and its predecessor from 1984 to October 30, 2006;

B.	The Consultant will retire from the Company and resign as a Director of the Company, effective April 30, 2007;

C.	The Consultant has knowledge and expertise that are valuable to the Company;

D.	The Parties desire to provide for the Consultant to be available to assist the Company and all of its subsidiaries, affiliates and related entities (the Company and all such subsidiaries, affiliates and related entities being referred to in this Agreement as the “Company Group”) after April 30, 2007; and

E.	The Parties agree that the average level of bona fide services to be provided by the Consultant during the term of this Agreement shall be equal to 20% or less of the average of the bona fide services performed by the Consultant as an employee of the Company during the immediately preceding 36-month period.
A G R E E M E N T:
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
     1. Consulting Arrangements.
     (a) Term and Consulting Commitment. From May 1, 2007, through April 30, 2009, (the “Completion Date”), the Consultant shall provide consulting services commensurate with his status and experience with respect to Company Group matters as shall be mutually agreed from time to time between the Consultant and the Company (through its Chief Executive Officer, Chairman of the Board or Lead Independent Director), including without limitation matters related to:
     (i) transition of the Consultant’s prior duties and responsibilities as the Company’s prior Chief Executive Officer to his successor;
     (ii) strategic acquisitions, dispositions, capital raising activities and major financings;

     (iii) compensation matters;
     (iv) business strategy planning; and
     (v) other current and prospective business activities and operations of the Company Group.
The Consultant shall honor any such request unless he has a conflicting commitment that would preclude him from performing such services at the time and/or place requested by the Company, and in such circumstances shall make reasonable efforts to arrange a mutually satisfactory alternative. The Company will use reasonable efforts not to require the performance of consulting services in any manner that unreasonably interferes with the activities of the Consultant. The Consultant shall be reasonably available to the Company Group or its Consultant shall be reasonably available to the Company Group or its representatives to provide general advice or assistance as requested by the Company, including without limitation by testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company Group in connection with any investigation, claim or suit, and cooperating with the Company Group regarding any litigation, claims or other disputed items involving the Company Group that relate to matters within the knowledge or responsibility of the Consultant during his prior employment with the Company. Without limiting the foregoing, the Consultant shall (i) meet with the Company Group’s representatives, counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) provide truthful testimony regarding these matters to any court, agency or other adjudicatory body; (iii) provide the General Counsel of the Company with prompt written notice of contact or subpoena by any non-governmental person or entity the interests of whom or which are reasonably likely to be adverse to the Company Group or its interests, and (iv) not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.
     (b) Commitment. The Consultant shall perform his duties in a diligent, trustworthy, and businesslike manner, with the purpose of advancing the business of the Company Group. Notwithstanding anything to the contrary herein, the Parties agree that (1) the Company shall use its reasonable efforts to require that the average level of bona fide services to be provided by the Consultant during the term of this Agreement shall be equal to 20% or less of the average of the bona fide services performed by the Consultant as an employee of the Company during the immediately preceding 36-month period (the “Employee Service Level”), and (2) the Company shall under no circumstances require that the Consultant provide services under this Agreement or otherwise that exceed 50% of the Employee Service Level.
     (c) Other Activities. Except as set forth in Section 7, this Agreement shall not limit or restrict the Consultant’s ability to serve on corporate, civic, or charitable boards or committees and manage his personal investments and affairs, provided that such activities do not unreasonably interfere with the performance of the Consultant’s duties under this Agreement.

     (d) Nature of Relationship Between Parties. The Consultant shall render the consulting services in this Agreement as an independent contractor. Except as otherwise specifically authorized in writing by the Company, the Consultant shall have no authority or power to bind the Company (or any other member of the Company Group) with respect to third parties and the Consultant shall not represent to third parties that the Consultant has authority or power to bind the Company (or any other member of the Company Group). It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between the Consultant and the Company (or any other member of the Company Group), except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them. As an independent contractor, the Consultant is not eligible for any Company Group provided employee benefits. Notwithstanding the foregoing, the Consultant is eligible for certain benefits by virtue of his status as a retired executive of the Company and this Agreement does not terminate, modify or supersede any benefit to which the Consultant, as a retired executive of the Company, otherwise is entitled to receive, including (as applicable and without limitation) retirement plans (whether qualified or nonqualified), health and welfare plans, bonus plans or agreements, equity compensation plans, awards or agreements, and performance awards, in which the Consultant participated or which the Consultant was awarded or made a party to in connection with his employment by the Company including without limitation those set forth on Schedule A hereto.
     2. Relinquishment of Amended and Restated Employment Agreement. In consideration of the benefits provided under this Agreement, the Consultant hereby relinquishes and waives any and all amounts, benefits or other rights to which he may have been entitled under the Amended and Restated Employment Agreement between the Consultant and Noble Drilling Corporation dated as of April 30, 2002 (the “Employment Agreement”). This relinquishment and waiver of the Employment Agreement shall be effective as of the date of this Agreement. The Parties acknowledge that Consultant’s retirement and termination of employment with the Company (and any other members of the Company Group, as applicable) is not in connection with or in anticipation of a “Change of Control” (as such term is defined in the Employment Agreement).
     3. Consulting Fee, Benefits and Reimbursement.
     (a) Consulting Fee. During the Consultant’s service to the Company Group pursuant to this Agreement, the Company shall pay the Consultant the following fees: (i) a consulting fee of $20,834.00 per month, payable on the first business day of each month commencing on May 1, 2007, and ending with the payment made on the first business day after March 1, 2008, and (ii) a consulting fee of $20,834.00 per month, payable on the first business day of each month commencing on April 1, 2008, and ending with the payment made on April 1, 2009.
     (b) Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in the course of his duties during the term of this Agreement, upon presentation of appropriate documentation of such costs as and when required by and to the satisfaction of the Company, on a basis that is consistent with the Company’s policies and practices as in effect from time to time. Notwithstanding anything to the contrary herein, the amount of expenses eligible for reimbursement under this provision or office and secretarial assistance to be provided pursuant to Section 3(c) below in any taxable year of the Consultant shall not affect the expenses eligible for reimbursement under this paragraph or the office and secretarial assistance to be provided under Section 3(c) in any other taxable year.
     (c) Office and Secretarial Assistance. From May 1, 2007, through the Completion Date, the Company shall provide to the Consultant a furnished office of at least 1,200 square feet, in a Class A building in Sugar Land, Texas substantially similar to property such as is included in Sugar Land Town Square, and shall provide the Consultant with up to 30 hours per week of secretarial assistance by Regina Allen, who shall continue to be an employee of the Company or its affiliate Noble Drilling Services Inc., with such secretary’s compensation and benefits commensurate with her compensation and benefits as of the date of this Agreement (or, in the event that Ms. Allen’s employment with the Company terminates for any reason, a replacement secretary reasonably acceptable to the Consultant).
     (d) Country Club Membership. As soon as practicable following the execution of this Agreement by the Consultant, the Company shall transfer ownership of the membership in Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas 77479, Membership No. 3136, to the Consultant. The Company shall bear any expenses associated with such transfer except any tax obligations of the Consultant relating to such transfer. All costs of membership arising after April 30, 2007 shall be borne solely by the Consultant.
     4. Termination of Agreement.
     (a) By the Company for Cause. In the event the Consultant willfully fails to substantially fulfill any of his obligations in this Agreement prior to the Completion Date then after written notice of such failure and if such failure is not cured, if curable, within 15 business days after such notice, the Company may, in its sole discretion, (a) terminate this Agreement by providing written notice of such termination and the effective date thereof to the Consultant, (b) terminate all remaining consulting fee payment obligations of the Company set forth in Section 3(a) of this Agreement (and the Consultant will not be entitled to receive such payments after the effective date of such termination), other than amounts that accrued prior to the effective date of such termination, and (c) recover any and all damages to which the Company may be entitled. Notwithstanding any such termination, the Consultant’s obligations under Section 5 through 21 of this Agreement shall continue in full force and effect provided that the Company has paid in the aggregate under this Agreement at the time of such termination (or concurrently with such termination makes additional payments such that in the aggregate it has paid) at least $125,000 .

     (b) By the Consultant For Good Reason. In the event the Company willfully fails to substantially fulfill any of its obligations in this Agreement then after written notice of such failure (which must be given within 90 calendar days following the date such failure first occurred) and if such failure is not cured, if curable, within 30 calendar days after such notice, the Consultant may terminate this Agreement by providing notice of such termination and the effective date thereof to the Company and the Company shall be obligated to fulfill all remaining obligations set forth in Section 3 of this Agreement through the Completion Date and, with respect to the consulting fee payable pursuant to Section 3(a), all remaining monthly payments through the Completion Date shall be paid to the Consultant, as a single lump sum, on the tenth business day following the Consultant’s termination of this Agreement; provided, however, that if the Consultant terminates this Agreement pursuant to this paragraph and the effective date of such termination (the “Termination Effective Date”) occurs before April 1, 2008 and at a time when any stock of the Company (or any entity that is considered a single service recipient along with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder) is publicly traded on an established securities market or otherwise, then any amounts to be paid to Consultant pursuant to clause (i) of Section 3(a) shall be paid on the tenth business day following the Termination Effective Date and the payment of any amounts to be paid pursuant to clause (ii) of Section 3(a) shall be delayed for six months following the Termination Effective Date and shall be paid to Consultant upon the first day following the date that such six month period expires, along with interest on the delayed amount through the date of payment at the prime interest rate reported in the Wall Street Journal on the Termination Effective Date. In order to be eligible for benefits pursuant to this Section 4(b), the effective date of the Consultant’s termination of this Agreement must be no later than two years following the initial existence of the failure giving rise to the Consultant’s right to terminate this Agreement pursuant to this Section 4(b).
     (c) Consultant’s Death Prior to the Completion Date. In the event that the Consultant dies prior to the Completion Date, the Company shall pay the Consultant’s estate any unpaid fees under Section 3(a) through the date of death on the dates such fees would otherwise be due and have no further obligations under this Agreement.
     (d) Change of Control. In the event of a Change of Control, all amounts payable and benefits to be provided under this Agreement, to the extent not previously paid or provided to the Consultant, shall become immediately due and payable and the Company or its successor shall pay, in a single lump sum payment on the tenth business day following the date upon which such Change in Control shall have occurred, an amount equal to the sum of all remaining unpaid consulting fees under this Agreement to the Consultant, plus an amount equal to the fair market value of the secretarial and office space benefits to be provided to the Consultant pursuant to Section 3(c) through the Completion Date. For purposes of this Agreement, a “Change of Control” shall mean: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (A) more than 50% of the then outstanding Ordinary Shares of the Company (the “Outstanding Shares”) or (B) 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger, amalgamation or consolidation, if, following such reorganization, merger, amalgamation or consolidation, the conditions described in clauses (A), (B) and (C) of clause (iii) below are satisfied; or (ii) individuals who, as of the date of this Agreement, constitute the Company Board of Directors (the “Incumbent Board”) cease for any reason to constitute a majority of such Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders (hereinafter, “Members”), was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board; or (iii) consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the Members of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or (iv) consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the Members of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Company Board providing for such sale or other disposition of assets of the Company.
     5. Return of Company Property. Not later than the seventh (7th) day after the Completion Date, or earlier upon termination of this Agreement for any reason, the Consultant shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in his possession that belong to the Company or any other member of the Company Group, including, without limitation, all computer software, computer access codes, laptops, cell phone, Blackberries, keys and access cards; and (b) deliver all original and copies of materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to the Company or any other member of the Company Group, including without limitation any such entity’s financial statements, business contacts and sales lists, but excluding any notes taken by the Consultant and provided that the Consultant shall be entitled to retain copies (electronic or otherwise) of any of the items set forth in subsection (b) which copies shall remain subject to the provisions of Section 7 hereof. By signing this Agreement, the Consultant represents and warrants that he will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should he later discover additional items described or referenced in subsections (a) or (b) above, he will promptly notify the Company’s General Counsel and return/deliver such items to the Company.
     6. Release. As a material inducement to the Company to enter into this Agreement and in consideration of the promises, covenants and other valuable consideration provide and to be provided by the Company in this Agreement, and without limiting the relinquishment of the Employment Agreement described above, the Consultant hereby releases, acquits and forever discharges each entity in the Company Group and their respective parents, predecessors, successors, subsidiaries, affiliates, related companies, organizations, officers, directors, shareholders, attorneys and agents from any and all charges, complaints, claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, asserted or unasserted, accrued or unaccrued, relating to his employment with the Company or the termination of such employment, including, but not limited to, disputes or claims arising out of the Consultant’s hiring, employment or termination of such employment with the Company (and any other entity in the Company Group), or arising out of any act committed or omitted during or after the existence of such employment relationship, including any disputes regarding compensation. This Release includes, but is not limited to, all claims, whether arising in contract or allegations of tort, common law or assertion of federal or state statutory rights, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Texas Commission on Human Rights Act, the Texas Payday Law, the Sarbanes-Oxley Act, the employment laws of any state or municipality; claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, as well as any expenses, costs or attorneys’ fees. Notwithstanding anything in this Section 6 to the contrary, the Consultant does not release his right to enforce the terms of this Agreement, any written agreement contemporaneously or hereafter executed by the Company or any of the written benefit plans, programs or agreements referenced in Section 1(d). The parties acknowledge that $125,000.00 of the consulting fees to be paid hereunder shall be deemed separate consideration for the release contained in this Section 6.
     7. Confidentiality, Non-Competition and Non-Solicitation. From time to time during the term of this Agreement, the Company will provide the Consultant with access to confidential and proprietary information that he has not previously received, to the extent needed by the Consultant in order to perform his consulting services under this Agreement. In consideration of the Company’s promise to provide him confidential and proprietary information, and the other promises in this Agreement, the Consultant shall not, without the prior written permission of the Company, directly or indirectly:
     (a) From May 1, 2007, through the one-year anniversary of the Completion Date, be employed by any person or entity in, or otherwise act or provide services as an executive, consultant, owner, shareholder, director, partner, agent, independent contractor, trustee, beneficiary, advisor, volunteer or in any other capacity engage in, or propose to engage in, the business of providing services in the offshore oil and gas drilling industry in any country (or its territorial waters) in which the Company currently provides offshore oil and gas drilling services, in which the Company provided such services during the five-year period ended April 30, 2007, or in which the Company provides such services prior to the Completion Date. Notwithstanding the foregoing, during the period during which the Consultant’s obligations pursuant to this paragraph are in effect, nothing herein shall prohibit Consultant from acquiring or holding, solely as a passive investment, not more than five percent (5%) of the outstanding shares of, or other interests in, any entity that is subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, or traded on a recognized exchange.
     (b) From May 1, 2007, through the one-year anniversary of the Completion Date, solicit, for purposes of providing services or products in the offshore oil and gas drilling and services business, any persons or companies who were customers of the Company Group or known to the Consultant as a result of his employment with the Company. For purposes of this Agreement, “Customer” means any person, entity or groups of persons or entities that in any way broker, purchase or consume any service or product of the Company Group during the period from May 1, 2007 through the Completion Date.
     (c) From May 1, 2007, through the one-year anniversary of the Completion Date, either on behalf of himself, or as an executive, employer, consultant or agent for any person or entity, solicit, hire, induce or recruit any employee of the Company Group for employment, or to encourage or suggest to any employee of the Company Group that such employee should terminate employment with the Company Group; provided, however, that nothing in this paragraph (c) shall prohibit the Consultant from soliciting, hiring, inducing or recruiting any former employee of the Company or any of its subsidiaries or affiliates whose employment with such entities was terminated at least six (6) months prior to such solicitation, hiring, inducement or recruiting. Without limiting the foregoing, the Consultant shall not furnish or otherwise make available to any person for the purpose of solicitation, the names, phone numbers or backgrounds of persons employed by the Company Group at any time during the period from May 1, 2007 through the Completion Date.
     (d) Disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information (defined below), except as the Company directs and authorizes. The Consultant shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of, the Confidential Information and shall immediately notify the Company’s General Counsel in the event of any unauthorized use or disclosure of the Confidential Information by the Consultant or uses or disclosures of Confidential Information by third parties to the extent attributable to a use or disclosure by the Consultant. For purposes of this Agreement, “Confidential Information” includes, without limitation, all of the Company Group’s technical and business information that is of a confidential, trade secret or proprietary character; information services system products; product, product plans and internal and external customer project information; current, past and prospective customer and account lists; customer information; operation and cost data; agents lists and agreements; vendor and provider lists or agreements; business, financial and marketing plans, budgets or reports; contract terms; bidding information and strategies; pricing methods or information; photographs; internal communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; the Company Group’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company Group requires to be maintained in confidence; provided, however, that Confidential information shall not include any information that becomes generally known other than through unauthorized use or disclosure by the Consultant or that becomes known to the Consultant from sources other than the Company or its subsidiaries or affiliates who the Consultant does not know to be bound by a duty of confidentiality to the Company or its subsidiaries or affiliates. The Parties covenant and acknowledge that this confidentiality agreement is contractual and its terms are material to this Agreement. Nothing in this paragraph shall prohibit the Consultant from disclosing any information required to be disclosed by law, rule or regulation or in any official proceeding or by any order issued by a court or governmental agency nor shall it restrict the Consultant in his use of Confidential Information in connection with his provision of consulting services pursuant to this Agreement.
     (e) If the Consultant is required by law or otherwise to reveal any confidential or proprietary information of the Company Group, to the extent reasonably possible, he or his attorney shall promptly contact the Company’s General Counsel prior to disclosing such information in order that the Company can take appropriate steps to safeguard the disclosure of such confidential and proprietary information.
     (f) Notwithstanding anything herein to the contrary, each party to this Agreement may disclose information regarding the tax treatment and tax structure of the transaction covered by this Agreement and all materials of any kind that are provided to the party relating to such tax treatment and tax structure to the parties’ tax consultants and advisors and, to the extent required by law, government agencies.
     (g) The Parties acknowledge that the limitations as to time, geographical area and scope of activity to be restrained do not impose a greater restraint upon the Consultant than is necessary to protect the goodwill or other business interest of the Company Group.
     (h) The Parties acknowledge that the Company Group has a legitimate interest in protecting (a) the Company Group’s trade secrets and confidential and proprietary information, and (b) the business and goodwill that the Company Group has developed, and that the Company Group is entitled to protection of its interests in these areas. In the event the Consultant violates any of the provisions in this Section 7 of this Agreement, the Company shall be entitled to (i) recover damages and all consideration provided to the Consultant pursuant to this Agreement, except the amount of $125,000.00, and (ii) seek a temporary restraining order and/or an injunction against the Consultant for the breach or violation or continued breach or violation of this covenant, in addition to all other damages and rights the Company may have at law. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies for a breach of this Agreement available at law or in equity to the Company. If a court of competent jurisdiction determines that the length of time or any other restriction or portion thereof set forth in this Agreement is overly restrictive and unenforceable, the court may reduce or so modify such restriction to those which it deems reasonable, appropriate and enforceable under the circumstances. Additionally, any periods of breach of this Section 7 of this Agreement shall not count toward the restricted period ending on the second anniversary of the Completion Date, but shall instead be added to such restricted period.

     8. Consultant’s Legal Expenses; Challenges to this Agreement.
     (a) The Company shall reimburse the Consultant his out of pocket expenses (including but not limited to reasonable attorneys’ fees) incurred in connection with the negotiation of and entry into this Agreement.
     (b) If the Consultant or anyone acting on his behalf brings suit against the Company seeking to declare any terms of this Agreement void or unenforceable, including Sections 2, 6, 7, 8 or 9, and if one or more material terms of this Agreement are ruled by a court or arbitrator to be void or unenforceable or subject to reduction or modification, then the Company shall be entitled to (i) refuse to make any payments, or any additional payments, described in this Agreement, except for the sum of $125,000.00; (ii) recover from the Consultant all payments already paid to the Consultant pursuant to this Agreement, except for the sum of $125,000.00; and (iii) to the extent ordered by a court of competent jurisdiction, recover its attorneys’ fees incurred in defending such action and seeking recovery of such amounts. Notwithstanding the foregoing provisions of this paragraph, the Consultant shall not be prohibited from filing or participating in any charges of employment discrimination before the Equal Employment Opportunity Commission or the Texas Commission on Human Rights.
     (c) The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Consultant reasonably incurs as a result of any contest by any person or entity (other than the Consultant or his heirs or successors or the Company or its successors) of the validity or enforceability of any provision of this Agreement, provided such fees and expenses arise from bona fide claims within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. The Company’s obligations under this paragraph shall apply without regard to the outcome of any such contest.
     9. Non-Disparagement. The Consultant shall not, directly or indirectly, disclose, communicate or publish any disparaging information concerning any entity in the Company Group, their respective parents, predecessors, successors, subsidiaries, affiliates, or related companies, organizations, officer, directors, shareholders, attorneys and agents, or any Company Group operations, technology, proprietary or technical information or software, or cause others to disclose, communicate, or publish any disparaging information concerning the same. The Consultant shall not disclose, directly or indirectly, communicate, or publish any disparaging information concerning the terms of his prior employment with the Company, and other circumstances that arose from his prior employment with the Company, or any action or event that occurred during his prior employment with the Company, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Nothing in this paragraph shall prohibit the Consultant from disclosing any information required to be disclosed by law, rule or regulation or in any official proceeding or by any order issued by a court or governmental agency. Further, nothing in this paragraph shall prohibit the Consultant from providing truthful information in response to investigations by the Company’s Board of Directors or any committees thereof or the Company’s internal or external auditors, or pursuant to a subpoena or administrative process in response to governmental agencies or as otherwise required by law, court order or administrative proceeding.

     10. Voluntary Execution of the Agreement. The Consultant and the Company represent and acknowledge that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into this Agreement.
     11. Binding Effect. This Agreement shall be binding upon the Company and upon the Consultant and his heirs, administrators, representatives, executors, successors and assigns. In the event of the Consultant’s death, this Agreement shall operate in favor of his estate and all payments, obligations and consideration will continue to be performed in favor of his estate.
     12. Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect, subject to Section 8.
     13. Entire Agreement. Except as provided in the written benefit plans, programs and agreements referenced in Section 1(d), or any written agreement contemporaneously or hereafter executed by the Company and the Consultant, this Agreement sets forth the entire agreement between the parties, and fully cancels and supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the Consultant’s post-employment consulting for the Company and the other subject matter of this Agreement or any other term or condition of the relationship between the Company Group and the Consultant addressed herein. The Consultant represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.
     14. Review. The Consultant acknowledges that he has been given a sufficient period of time to review and consider this Agreement before signing it and has consulted with an attorney of his choosing regarding the terms and provisions of this Agreement.
     15. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:
     If to the Consultant:
James C. Day
26 Linney Boulevard
Sugar Land, Texas 77479
     If to the Company
Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
Attention: Executive Vice President and Corporate Secretary
Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using other means (including personal delivery, expedited courier, messenger services, fax, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications are to be delivered by giving the other party notice.
     16. Governing Law; Jurisdiction; Venue. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas without giving effect to any rules governing conflict of laws. The language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN EACH CASE LOCATED IN HARRIS COUNTY, THE STATE OF TEXAS IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 15 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
     17. Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile) shall be deemed an original and all of which together shall constitute one and the same instrument.
     18. No Assignment of Claims. The Consultant represents that he has not transferred or assigned, to any person or entity, any claim involving the Company Group, or any portion thereof or interest therein.
     19. No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
     20. Knowing and Voluntary Waiver. The Consultant, by his free and voluntary act of signing below, (i) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims he may have under the Age Discrimination in Employment Act, as amended (the “ADEA”) prior to the date on which he signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, the Consultant acknowledges that the payments and benefits provided for in Section 3 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Consultant (the “Effective Date”). During the seven-day period prior to the Effective Date, the Consultant may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If the Consultant exercises his right to revoke hereunder, he shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, the Consultant shall immediately reimburse the Company for the amounts of such payments and benefits.
     21. Payment of Taxes. The Consultant shall be solely responsible for withholding taxes or necessary payments to any taxing authority based on the Company’s payments to the Consultant under this Agreement. These withholdings include, without limitation, Federal income tax, FICA, and Medicare. The Consultant understands and acknowledges that the Company will not withhold any sums on the Consultant’s behalf for income tax, unemployment insurance, social security or any other withholding requirements. The Consultant shall indemnify and hold the Company Group harmless from any and all loss or liability arising from its failure to make such payments or withholdings, if any.
     22. Indemnification. During the term of this Agreement, and thereafter without limitation of time, the Company shall indemnify and advance expenses to Consultant for matters in which Consultant is named or threatened to be named a party, to the extent arising out of Consultant’s services under this Agreement, or his status as a consultant to the Company, in each case with such indemnity and advancement being on the same terms, and subject to the same conditions and requirements, as then apply to indemnification and advancement of expenses to the Company’s directors; provided such fees and expenses arise from bona fide claims within the meaning of Section 409A of the Code and the regulations promulgated thereunder; and provided further, however, that in no event shall Consultant be entitled to indemnification or advancement of expenses under this Section 22 with respect to any proceeding or matter brought or made by Consultant against the Company other than one initiated by Consultant solely to enforce Consultant’s rights under this Section 22. The rights of indemnification and to receive advancement of expenses as provided in this Section 22 shall not be deemed exclusive of any other rights to which Consultant may at any time be entitled under applicable law, the Articles of Association of the Company, any agreement (including that certain Indemnity Agreement dated April 30, 2002), a vote of shareholders or members, a resolution of the Company’s Board of Directors, or otherwise. The provisions of this Section 22 shall continue in effect notwithstanding termination of Consultant’s services hereunder for any reason.
[Remainder of Page Intentionally Blank]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING agreement, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.
AGREED TO BY:
/s/ James C. Day

James C. Day	Date:	April 26, 2007
STATE OF TEXAS
COUNTY OF FORT BEND
Before me, a Notary Public, on this day personally appeared James C. Day, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.
Given under my hand and seal of office this 26th day of April, 2007.

/s/ Linda L. Macias

Notary Public in and for the State of Texas
(PERSONALIZED SEAL)
Signature Page to Transition Consulting Services Agreement

NOBLE CORPORATION
AGREED TO BY:

By:	/s/ Mark A. Jackson

Name:	Mark A. Jackson	Date: April 26, 2007
Title:	President and CEO
STATE OF TEXAS
COUNTY OF FORT BEND
Before me, a Notary Public, on this day personally appeared Mark A. Jackson, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of the Company as its President and CEO, for the purposes and consideration therein expressed.
Given under my hand and seal of office this 26th day of April, 2007.

/s/ Linda L. Macias

Notary Public in and for the State of Texas
(PERSONALIZED SEAL)
Signature Page to Transition Consulting Services Agreement

SCHEDULE A
James C. Day
Transition Consulting Services Agreement
Noble Benefit Plan Participation
Noble Drilling Corporation Salaried Employees’ Retirement Plan
Noble Drilling Corporation Retirement Restoration Plan
Noble Drilling Corporation 401(k) Savings Plan
Noble Drilling Corporation 401(k) Savings Restoration Plan
Noble Corporation 1991 Stock Option and Restricted Stock Plan and all award agreements thereunder
Noble Drilling Corporation Employee Benefit Plan (medical and dental)
Noble Drilling Corporation Vision Plan
Noble Drilling Corporation Basic Life and Basic Accidental Death and Dismemberment Noble Drilling
Corporation Voluntary Accidental Death and Disability Plan
Noble Drilling Corporation Long Term Disability Plan
Noble Drilling Corporation Short Term Disability Plan
Schedule A